EXHIBIT 99

THE NASDAQ STOCK MARKET, INC.                                             NASDAQ


Jon B. Koon
Senior Analyst, NASDAQ LISTING QUALIFICATIONS





May 16, 1996

Mr. George P. Petrenko
Interim Chief Executive Officer
The New World Power Corporation
The Farmhouse
558 Lime Rock Road
Lime Rock, CT 06039

Dear Mr. Petrenko:

This will serve to notify you that we have completed our evaluation of the information provided in connection with our review of The New York Power Corporation's request for continued listing on the Nasdaq National Market(R). Based on the facts and Company representations, we have determined to deny the Company's request.

Our determination is based on the following factors. As represented, the Company proposes to file its Form 10-K for fiscal year ended December 31, 1995 upon completion of the annual audit of its financial statements. The Company has had significant turnover in key financial personnel and has only recently been able to secure funds necessary for continued operations due to negotiations with its creditors. Additionally, the Company's financial statements are inordinately complex due to the significant transactions and restructuring steps undertaken by the Company in 1995. New World expects to file its Form 10-K by mid-June, with the Form 10-Q for quarter ended March 31, 1996 to be filed shortly thereafter. The By-Laws of the NASD contemplate timely filing of an issuer's SEC reports, including Form 10-K with audited financial statements and Form 10-Q. The staff is of the opinion that the granting of any additional time to file the Form 10-K and Form 10-Q is not warranted as significant time has already elapsed since the deadlines indicated by the SEC and the NASD. As a result of the Company's inability to provide a definitive plan which will ensure its compliance in the near term with all necessary criteria, the staff has determined that continued listing on the Nasdaq National Market is no longer warranted. Accordingly, the Company's securities are scheduled to be de-listed from The Nasdaq Stock

1715 K STREET, NW WASHINGTON, DC 20006-1500  202-496-2500 FAX 202-496-2697

Mr. George P. Petrenko
May 16, 1996
Page Two

Market(sm) effective with the opening of business on Tuesday, May 28, 1996.

The Company may seek further procedural remedies. For information regarding a review of the staff's findings, please contact David A.
Donohoe, Jr., Counsel, at (202) 496-2529.

If you have any questions relating to the compliance issues discussed herein, please contact me at (800) 955-8095.

Yours truly,


/s/ Jon B. Koon
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Jon B. Koon


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